                         BANKERS TRUST COMPANY
                        ONE BANKERS TRUST PLAZA
                       NEW YORK, NEW YORK 10006



                                                       October 15, 1996




Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard
Suite 203
Wyomissing, Pennsylvania  19610

Attention:  Peter Carlino
            Chairman of the Board and
            Chief Executive Officer



re    Commitment Letter

Gentlemen:

            You have advised Bankers Trust Company ("BTCo") that (i) Penn National Gaming, Inc. (the "Borrower") intends to acquire 100% of the equity of The Plains Company (such company, the "Plains Company", and such acquisition, the "Plains Company Acquisition") and (ii) the Borrower, through its 80% interest in PNGI Charles Town LLP, a joint venture with Bryant Development, also intends to acquire the Charles Town Race Track (the "Charles Town Race Track") in Jefferson County, West Virginia (the "Charles Town Acquisition", and together with the Plains Company Acquisition, the "Acquisitions") in negotiated transactions structured to the satisfaction of BTCo.

            We understand that the sources of funds needed (a) to effect the Acquisitions, (b) to make improvements to the Charles Town Race Track, (c) to provide a working capital facility for the Borrower after giving effect to the Acquisitions and (d) to pay all fees and expenses incurred in connection with the foregoing shall be provided solely through the incurrence of the Senior Secured Financing described below. It is also our understanding that the Senior Secured Financing is the only funding required to be incurred to consummate the Acquisitions.

            We understand that the senior bank financing (the "Senior Secured Financing") required by you to effect the foregoing transactions will consist of
(i) a $47 million term loan facility (the "A Term Loan Facility"), (ii) a $23 million second term loan facility (the "B Term Loan Facility", and together with the A Term Loan Facility, the "Term Loan Facilities") and (iii) a $5 million revolving credit facility (the "Revolving Facility", and together with the Term Loan Facility, the "Credit Facilities"), with a $2 million sublimit for standby letters of credit for periods of up to 12 months. We also understand that (x) the proceeds under the A Term Loan Facility shall be used solely for the Plains Company Acquisition, (y) the proceeds under the B Term Loan Facility shall be used solely for the Charles Town Acquisition and the making of improvements to the Charles Town Race Track and (z) that the Revolving Facility shall be used solely for the Borrower's working capital and general corporate purposes. A summary of certain of the terms and conditions of the Credit Facilities are set forth on Exhibit A hereto (the "Term Sheet").

            BTCo is pleased to confirm  that it is willing to commit to provide, on the terms and conditions set forth herein and in the Term Sheet, up to $50 million of the Senior Secured Financing and to use its best efforts to arrange, as agent, a syndicate of lending institutions (each a "Lender", and collectively, the "Lenders") to provide the remainder of the Senior Secured Financing. BTCO shall act as sole agent with respect to the Senior Secured Financing.

            BTCo reserves the right, prior to or after the execution of the definitive credit documentation for the Senior Secured Financing, to syndicate all or part of its commitments for the Senior Secured Financing to one or more Lenders pursuant to a syndication to be managed by BTCo. BTCo will commence syndication efforts for the Senior Secured Financing promptly after your execution and delivery of this letter, and you agree to actively assist BTCo in achieving a syndication that is satisfactory to BTCo. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the Plains Company and the proposed syndicate members. To assist BTCo in its syndication efforts, you hereby agree, both before and after the closing of the Senior Secured Financing, (i) to provide and cause your advisors to provide BTCo and the other syndicate members upon request with all reasonable information deemed necessary by us to complete syndication, including but not limited to, information and evaluations prepared by the Borrower, the Plains Company and the owners of the Charles Town Race Track and their respective advisors or on their behalf relating to the transactions contemplated hereby and (ii) to assist BTCo upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Secured Financing, including making available officers of each the Borrower and the Plains Company from time to time to attend and make presentations regarding the business and prospects of the Borrower, the Plains Company and the Charles Town Race Track, at a meeting or meetings of Lenders or prospective Lenders.

            As you are aware, we have not had the opportunity to complete our business or financial due diligence analysis and review or perform our legal due diligence analysis and review with respect to the Acquisitions, the Plains Company, the Charles Town Race Track and their subsidiaries. BTCo's willingness to participate in the Senior Secured Financing described in this letter is therefore subject to the completion of such analysis and review and its satisfaction with the results thereof, and to the satisfaction of the conditions precedent contained in the Term Sheet. Furthermore, if BTCo discovers information not previously known to it which BTCo reasonably believes is materially negative information with respect to the Acquisitions or the condition (financial or otherwise), business, operations, assets, liabilities or prospects of the Borrower, the Plains Company or the Charles Town Race Track, BTCo may, in its sole discretion, suggest alternative financing amounts or structures that assure adequate protection for it or decline to provide or participate in the proposed financing.

            You hereby agree to pay all costs and expenses (including the reasonable fees and expenses of White & Case as counsel to BTCo and BTCo's out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements (and BTCo's due diligence and syndication efforts in connection therewith). In addition, you hereby agree to indemnify and hold harmless each of the Lenders (including in any event BTCo) and each director, officer, employee and affiliate thereof (each of the foregoing entities an "indemnified person") in connection with any losses, claims, damages, liabilities or other expenses to which such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Acquisitions or this letter or the extension of the Senior Secured Financing contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of any of the Senior Secured Financing contemplated by this letter, and you agree to reimburse each indemnified person for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), provided that you shall have no obligation hereunder to indemnify any indemnified person for any loss, claim, damage, liability or expense to the extent that same resulted primarily from the gross negligence or willful misconduct of such indemnified person. This letter is furnished for your benefit, and may not be relied upon by any other person or entity. Neither BTCo nor any other Lender shall be responsible or liable to you or any other person for consequential damages which may be alleged as a result of this letter. You also hereby agree to pay to BTCo the fees set forth in the separate fee letter (the "Fee Letter") dated the date hereof with respect to the Senior Secured Financing, with such fees to be payable in accordance with the terms of the Fee Letter.

            BTCo reserves the right to employ the services of its affiliates, including BT Securities Corporation ("BTSC"), in providing the services contemplated by this letter and to allocate, in whole or in part, to such affiliates (including BTSC) certain fees payable to BTCo in such manner as BTCo and its respective affiliates may agree in its sole discretion. You acknowledge that BTCo may share with any of its affiliates (including BTSC), and such affiliates may share with BTCo, any information relating to the Acquisitions or the Borrower, the Plains Company, the Charles Town Race Track and their respective subsidiaries and affiliates, including any information as to the credit worthiness of any such entities.


            You are not authorized to show or circulate this letter to any other person or entity (other than your legal and financial advisors in connection with your evaluation hereof) until such time as you have accepted this letter as provided in the succeeding paragraph. If this letter is not accepted by you as provided in the succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. This letter may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument.

            If you are in agreement with the foregoing, please sign and return to BTCo the enclosed copy of this letter, together with a copy of the Fee Letter. This offer shall terminate at 5:30 P.M., New York time, on October 16, 1996 unless a signed copy of this letter, together with a signed copy of the Fee Letter, has been delivered to BTCo (including by way of facsimile transmission) by such time.



            THIS LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER AND/OR THE FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER AND/OR THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.


                                Very truly yours,

                                    BANKERS TRUST COMPANY



                                     By /s/ Calli S. Hayes
                                    Title: Vice President

Agreed to and Accepted this
 15  day of October, 1996


PENN NATIONAL GAMING, INC.



By /s/ Peter M. Carlino
Title:Chairman

                                                  EXHIBIT A



                        SUMMARY OF CERTAIN TERMS
                       OF THE CREDIT FACILITIES1/


I.    Description of Credit Facilities

A.    Term Loan Facilities


Facilities:       $47  million  term  loan  facility  (the "A Term Loan
                  Facility").

                  $23 million second term loan facility (the "B Term Loan Facility").

Use of Proceeds:  All  loans  under the A Term  Loan  Facility  (the "A
                  Term Loans") shall be utilized (x) to pay the purchase price for the Plains Company Acquisition and (y) to pay the fees and expenses incurred in connection therewith. All loans under the B Term Loan Facility (the "B Term Loans", and together with the A Term Loans, the "Term Loans") shall be utilized (x) to pay the purchase price for the Charles Town Acquisition, (y) to make improvements to the Charles Town Race Track and (z) to pay the fees and expenses incurred therewith.

Maturity:         The  final  maturity  date for each of the Term  Loan
                  Facilities shall be the fifth anniversary of the closing date for the Plains Company Acquisition
                  (the "Initial Closing Date").

                  Commencing on December 31, 1997, the A Term Loan Facility and the B Term Loan Facility will amortize on a quarterly basis with payments thereunder to be split proportionately between the A Term Loan Facility and the B Term Loan Facility, in annual aggregate amounts for the Term Loan Facilities as specified below:

                              Year                    Amount

                              1997                    $2,000,000
                              1998                    $8,000,000
                              1999                    $20,000,000




1/ Unless otherwise defined herein, capitalized terms used herein and defined in the letter to which this Exhibit A is attached (the "Commitment Letter"), are used herein as therein defined.

2/ Adjusted Consolidated EBITDA is defined as consolidated EBITDA less capital expenditures.






                              2000                    $20,000,000
                              2001                    $20,000,000

                  In the event that less than the full amount of the Term Loan Facilities are utilized, the amortization payments set forth above will be reduced on a pro rata basis.

Availability:           A Term  Loans  may only be  incurred  on the  closing
                  date of the Plains Company Acquisition. Any portion of the A Term Loan Facility not utilized on such closing date will be cancelled.

                  B Term Loans may only be incurred on and after the closing date for the Charles Town Acquisition. B Term Loans may be drawn in one draw or a series of draws, provided that any portion of the B Term Loan Facility that has not been drawn by June 30, 1997 will be cancelled.

                  No amount of the Term Loans once repaid may be reborrowed.


B.    Revolving Facility

Facility:         $5  million   revolving  credit  facility  (the  "Revolving
                  Facility"),   with  a  $2  million   sublimit  for  standby
                  letters of credit (the "Letters of Credit") for periods of up to 12 months.

Use of
Proceeds:         The loans under the Revolving Facility (the "Revolving Loans", and together with the Term Loans, the "Loans") shall be used for the working capital and general corporate purposes of the Borrower and its subsidiaries. The Letters of Credit may be used to support obligations to the horsemen for racing purposes and to guarantee payment for pari-mutual taxes.

Availability:           Up to $3 million of the  Revolving  Facility  will be
                  available  on and  after  the  Initial  Closing  Date.  The remaining  $2 million  of the  Revolving  Facility  will be available only after the conditions precedent to the initial borrowing to the B Term Loan Facility have been met. Revolving Loans may be borrowed, repaid and reborrowed on and after the Initial Closing Date and prior to the maturity of the Revolving Facility.

Maturity:         The fifth  anniversary  of the Initial  Closing  Date.  All
                  Revolving  Loans  shall be  required  to be repaid (and all

                  Letters  of Credit  terminated)  as a bullet on such  date, provided that to the extent mandatory repayments are required as set forth below after all outstandings under the Term Loan Facilities have been repaid in full, such mandatory repayments will apply to reduce the commitments under the Revolving Facility (and will require prepayments of Revolving Loans (and/or cash collateralizations of Letters of Credit) to the extent in excess of such commitments as so reduced).


II.   General Terms Applicable to the Credit Facilities

Borrower:         Penn National Gaming, Inc. (the "Borrower")

Agent:                  BTCo (the "Agent").

Lenders:          A syndicate  of lenders  arranged  and agented by BTCo (the
                  "Lenders").

Guarantees:       All  obligations  under the Senior Secured  Financing shall be unconditionally  guaranteed  (the  "Guaranty")  by each of the
                  Borrower's  direct and indirect  subsidiaries,  including  any subsidiaries  created or purchased  subsequent  to the Initial
                  Closing   Date  (the   "Guarantors"),   subject  to  customary
                  exceptions for transactions of this type.

Security:         All  amounts  owing  by the  Borrower  and  the  Guarantors under the Senior  Secured  Financing will be secured by (i)
                  a first  priority  perfected  pledge of (x) all notes owned by the  Borrower  and the  Guarantors  and (y) all  capital stock owned by the Borrower and the  Guarantors  and (ii) a first  priority  perfected  security  interest in all other
                  assets   owned  by  the   Borrower   and  the   Guarantors,
                  including, without limitation, receivables, securities, inventory, equipment, real estate, leasehold interests, contracts, patents, copyrights and trademarks, subject to such exceptions, if any, as are acceptable to BTCo.

                  All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to BTCo, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to BTCo in its sole discretion.

Interest Rates:         At the  Borrower's  option,  Loans may be  maintained
                  from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) Reserve Adjusted Eurodollar Loans, which shall bear interest at the Eurodollar Rate (as determined by the Agent, and adjusted for maximum reserves) for the respective interest period plus the Applicable Margin, provided that no Reserve Adjusted Eurodollar Loans may be incurred prior to the earlier of (i) the 90th day following the Initial Closing Date or (ii) that date upon which BTCo determines in its sole discretion that the primary syndication has been completed.

                  "Base Rate" shall mean the highest of (x) 1/2 of 1% in excess of the federal reserve reported certificate of deposit rate,
                  (y) the rate that BTCo announces from time to time as its prime lending rate and (z) 1/2 of 1 % in excess of the federal funds rate.

                  "Applicable Margin" shall mean a percentage per annum based on the Leverage Ratio as set forth in the following table (provided that at any time that a default or an event of default exists, the Applicable Margin shall be 2% in the case of the Base Rate and 3% in the case of the Eurodollar Rate
                  Margin:

                                    Base Rate     Eurodollar
                  Leverage Ratio    Margin        Rate Margin

                  >4:1                 2%            3%
                  >3:1 #4:1         1.75%         2.75%
                  >2.5:1 #3.1       1.50%         2.50%
                  >2:1 #2.5:1          1%            2%
                  >1.5:1 #2:1        .75%         1.75%
                  #1.5:1             .50%         1.50%

                  Interest periods of 1, 2, 3 and 6 months shall be available in the case of Reserve Adjusted Eurodollar Loans.

                  The Credit Agreement shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, funding losses, illegality and withholding taxes.

                  Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of Loans and at maturity. All interest and commitment commission and other fee calculations shall be based on a 360-day year and actual days elapsed.

                  Overdue principal and, to the extent permitted by law, overdue interest and all other overdue amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to the Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Agent/Lender      Fees:  The Agent and the Lenders  shall  receive  such fees as have been separately agreed upon with the Agent.

Commitment Fees:  A commitment  fee on the unutilized  commitments  under the
                  Senior Secured Financing, as in effect from time to time, commencing on the Initial Closing Date and continuing to and including the termination of the Senior Secured Financing, payable quarterly in arrears and upon the termination of the Senior Secured Financing. The commitment fee shall be a percentage per annum based on the Leverage Ratio as follows:

                  Leverage Ratio                  Commitment Fee

                  $2:1                             .50%
                  Less than 2:1                   .375%

Letter of
Credit Fees:            A letter of credit  fee equal to 2 of the  Applicable
                  Margin as in effect from time to time for Revolving Loans maintained as Reserve Adjusted Eurodollar Loans (but in no event less than 1%) to be shared proportionately by the Lenders in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8 of 1% per annum to be paid to the issuer of the Letter of
                  Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with each Letter of Credit issued by it.


Voluntary
Prepayments:      Permitted  in whole or in part with prior  notice but  without premium or penalty,  in aggregate principal amount of at least
                  $500,000 and, if greater, in an integral multiple of $100,000;
                  provided that Reserve Adjusted Eurodollar Loans may only be voluntarily repaid on the last day of an interest period applicable thereto.

                  Voluntary prepayments of Term Loans shall be (x) allocated ratably between the A Term Loans and the B Term Loans and (y) applied to reduce the remaining installments of the A Term Loans and the B Term Loans on a pro rata basis (based upon the amount of each remaining installment).


Mandatory
Prepayments:            Mandatory  repayments  of Term  Loans  (and after all
                  Term Loans have been repaid, mandatory reductions to the Revolving Facility commitments) shall be required in an amount equal to (i) 100% of the net cash proceeds from any issuance or incurrence of funded debt by the Borrower or any of its direct or indirect subsidiaries (other than pursuant to customary exceptions to be negotiated), (ii) a percentage of the net cash proceeds from any issuance of equity by the Borrower or any of its direct or indirect subsidiaries (other than pursuant to customary exceptions to be negotiated) equal to (A) 100% until such time as the outstanding Term Loans and Revolving Facility
                  have  been  reduced  to  $50  million  or  less,   (B)  and
                  thereafter   50%   until   such   time  as  both   (1)  the
                  outstanding Term Loans and Revolving Facility have been reduced to $25 million or less and (2) and the ratio of Adjusted Consolidated Debt to Adjusted Consolidated EBITDA is equal to or less than 2.0:1.0, (C) and thereafter 0%, (iii) 75% of the net sale proceeds from asset sales (in excess of a $3 million aggregate basket) by the Borrower or any of its direct or indirect subsidiaries, subject to customary exceptions to be agreed upon, (iv) 75% of annual excess cash flow (to be defined) of the Borrower, paid annually based on financial statements delivered at the end of each fiscal year (from and after the fiscal year ended December 31, 1997) and (v) 100% of certain insurance proceeds, with certain reinvestment rights to the agreed upon.

                  Mandatory repayments of the Term Loans (i) shall be applied pro rata to the A Term Loan Facility and the B Term Loan Facility and (ii) shall be applied to reduce the scheduled amortizations of each Term Loan Facility on a pro rata basis (based upon the amount of each remaining installment). In addition, Revolving Loans shall be required to be prepaid (and Letters of Credit cash collateralized) if at any time the aggregate principal amount thereof exceeds the total Revolving Facility commitments, such prepayment (and/or cash collateralization) to be in an amount equal to such excess.

Assignments and
Participations:         The   Borrower   may  not   assign   its   rights  or
                  obligations under the Credit Facilities without the prior written consent of the Lenders. Any Lender may assign, and may sell participations in, its rights and obligations under the Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by BTCo, including without limitation, a minimum assignment amount of $5 million (except in the case of an assignment to another Lender or in the case of the assignment of a Lender's entire position). The Credit Facilities shall provide for a mechanism which will allow each assignee to become a direct signatory to the Credit
                  Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Documentation:    The   Lenders'   commitments   will  be   subject   to  the
                  negotiation,   execution   and   delivery   of   definitive
                  financing  agreements (and related security  documentation,
                  guaranties,   etc.)  consistent  with  the  terms  of  this
                  letter,  in each case prepared by White & Case,  counsel to the Agent,  and  satisfactory to the Agent and the Required
                  Lenders  (including  without  limitation  as to the  terms,
                  conditions,   representations,   covenants  and  events  of
                  default contained therein). All documentation shall be governed by New York law.

Commitment
Termination:      The  commitments  of BTCo under the  Commitment  Letter  shall terminate  on December  15, 1996  unless a  definitive  Credit
                  Agreement has been executed and delivered,  the Plains Company
                  Acquisition has been consummated, and the initial borrowing under the Credit Agreement has occurred.

Conditions
Precedent:        In addition to conditions precedent typical for these types of facilities and any other conditions appropriate in the context of the proposed transaction, the following conditions, without limitation, shall apply:


A.    A Term Loan Facility and $3 Million of Revolving Facility

                  (i) The structure and all terms of, and the documentation for, the Plains Company Acquisition shall be satisfactory in form and substance to the Agent and the Required Lenders, and such documentation shall be in full force. All conditions precedent to the consummation of the
                        Plains Company Acquisition as set forth in the documentation relating thereto shall have been satisfied, and not waived except with the consent of the Agent and the Required Lenders, to the satisfaction of the Agent and the Required Lenders. The Plains Company Acquisition shall have been consummated in accordance with the documentation therefor and all applicable laws.

                  (ii) The corporate, capital and ownership structure of the Borrower and its subsidiaries shall be satisfactory to the Agent and the Required Lenders.

                  (iii) All  necessary  governmental  (domestic and foreign) and third party approvals and/ or consents in connection with the Plains Company Acquisition and the transactions contemplated by the Credit Facilities and the continuing operations of the business of the Borrower and its Subsidiaries or otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Plains Company Acquisition or the transactions contemplated by the Credit Facilities or otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Plains Company Acquisition or the transactions contemplated by the Credit Facilities.

                  (iv) The Borrower and its subsidiaries (including the Plains Company and its subsidiaries) shall have all licenses, including. without limitation, gaming and alcohol licenses, necessary to for the operation of its businesses.

                  (v) The Agent, for the benefit of the Lenders, shall have been granted a perfected security interest in all assets of the Borrower and its subsidiaries to the extent and of the priority described above under the heading "Security"; and the Agent shall have received satisfactory assurances that title insurance policies, in amounts and in form and substance satisfactory to the Agent, will be available to insure the interest of the Lenders in such of the real property securing the Credit Facilities as may be designated by the Agent in its discretion. The Guarantees required under the heading "Guarantees" above shall be in full force and effect, with all the foregoing to be pursuant to documentation satisfactory to the Agent.

                  (vi) Since December 31, 1995, nothing shall have occurred (and neither BTCo nor the Lenders shall have become aware of any facts or conditions not previously known, whether as a result of their due diligence investigations or otherwise) which BTCo or the Required Lenders shall determine has had, or could have, a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of the Borrower or any Guarantor to perform its respective obligations to the Lenders or which could have a materially adverse effect on the Plains Company Acquisition or the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower, the Plains Company or any of their respective subsidiaries.

                  (vii) No  litigation by any entity  (private or  governmental)
                        shall be pending or threatened with respect to the Credit Facilities, the Plains Company Acquisition or any documentation executed in connection therewith, or which the Agent or the Required Lenders shall determine could have a materially adverse effect on the Plains Company Acquisition or on the business, property, assets, condition (financial or otherwise) or prospects of the Borrower, the Plains Company or any of their respective subsidiaries.

                  (viii)The Lenders shall have received customary legal opinions from counsel, and covering matters, acceptable to the Agent and the Required Lenders.

                  (ix)  All Loans and other  financing  pursuant to the Borrower
                        shall  be  in  full   compliance   with  all  applicable
                        requirements of the margin regulations.

                  (x)   The Agent and the Lenders  shall have  received  (and
                        be satisfied with) (i) audited  financial  statements
                        of the Borrower and its subsidiaries for the fiscal years ended December 31, 1993, 1994 and 1995, (ii) unaudited financial statements of the Borrower and its subsidiaries for the nine-month period ended
                        September  30,  1996  and  for  any  monthly   period
                        thereafter   ended  prior  to  the  Initial   Closing
                        Date), (iii) audited financial statements of all of the operating subsidiaries of the Plains Company for the fiscal years ended December 31, 1994 and 1995, prepared by Robert Rossi & Co., together with a review of the audit procedures, work papers and other matters relating to such audit in scope and substance satisfactory to BTCo, performed by BDO Seidman, LLP, (iv) unaudited financial statements of the Plains Company and its Subsidiaries for the nine-month period ended September 30, 1996 and for any monthly period thereafter ended prior to the
                        Initial   Closing  Date,   (v)  quarterly   financial
                        statements of all of the operating subsidiaries of the Plains Company and its Subsidiaries for the period from July 1, 1995 through June 30, 1996,
                        (vi) a pro forma  balance  sheet of the  Borrower and
                               --- -----
                        its subsidiaries as of the Initial Closing Date after giving effect to the Plains Company Acquisition and the financings contemplated hereby, (vii) a financial review in scope and substance satisfactory to BTCo verifying the absence of assets (other than the capital stock of subsidiaries) and liabilities (including tax, ERISA,
                        contingent  or   otherwise)   of  the  Plains   Company,
                        performed by BDO Seidman, LLP and (viii) final projected
                        financial  statements   (including  balance  sheets  and
                        statements of operations, stockholders' equity and cash flows) of the Borrower and its subsidiaries for the
                        five-year   period  after  the  Initial   Closing  Date,
                        presented   with  and  without   giving  effect  to  the
                        acquisition   of  the  Charles  Town  Race  Track.   The
                        financial statements referred to above shall be prepared in accordance with GAAP.

                  (xi) The Lenders shall have received a solvency opinion from an independent valuation firm, in form and substance acceptable to the Agent and the Required Lenders, setting forth the conclusions that, after giving effect to the Plains Company Acquisition and the incurrence of all the financings contemplated herein, each of the Borrower on a standalone basis, and the Borrower and its subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

                  (xii) The  Lenders  shall  have  received   environmental  and
                        hazardous substance analyses in scope, and in form and substance, acceptable to the Agent and the Required Lenders.

                  (xiii)To the  extent  required  by law,  the Agent  shall have received real estate appraisals, which appraisals shall comply with applicable law and shall otherwise be in form and substance satisfactory to the Agent and the Required Lenders.

                  (xiv) The  Agent  shall  have   successfully   completed   its
                        syndication of the remaining $25 million of the Senior Secured Financing.

                  (xv) There shall have been no material adverse change after the date hereof to the syndication market for credit facilities similar in nature to the Credit Facilities contemplated herein and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have an adverse effect on the syndication, in each case as determined by the Agent in its sole discretion. The Borrower, the Plains Company and their subsidiaries shall have fully cooperated in the syndication efforts, including without limitation by promptly providing the Agent with all information deemed necessary by them to successfully complete the syndication.

                  (xvi) The Agent and the Lenders  shall have (i)  received  all the information necessary to conduct their continuing due diligence analysis and review and (ii) completed such due diligence analysis and review and shall be satisfied with the results thereof, in each case with respect to the Borrower, the Plains Company and their respective subsidiaries and the Plains Company Acquisition.

                  (xvii)All   costs,   fees,   expenses   (including,    without
                        limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

                  (xviii)     The Borrower  and the Plains  Company and their
                        respective   subsidiaries   shall   have   no   other
                            indebtedness outstanding.


            B.  B Term Loan Facility and Remaining
                 $2 Million of the Revolving Facility

                  The conditions precedent to the initial borrowing of B Term Loans will be similar in nature to the conditions precedent to the initial borrowing of A Term Loans except that references will be to the Charles Town Acquisition, and such conditions will in any event include the consummation of the Plains Company Acquisition and the passing of a referendum in West Virginia permitting the installation of video lottery terminals at the Charles Town Race Track.

            C.  Conditions To all Loans

                  The conditions to all borrowings will include absence of material adverse change, absence of material litigation, absence of default or unmatured default under the Credit Facilities, continued accuracy of representations and warranties and receipt of such documentation (including without limitation opinions of counsel) as shall be required by the Agent.

Covenants:        Those  typical  for  these  types  of  facilities  (containing certain  exceptions to be negotiated  and as are acceptable to
                  BTCo in its  sole  discretion)  and any  additional  covenants appropriate  in  the  context  of  the  proposed  transaction.
                  Although  the  covenants   have  not  yet  been   specifically
                  determined, we anticipate that the covenants shall in any event include:

                  (i)   Minimum Consolidated Net Worth.

                  (ii) Minimum ratio of Adjusted Consolidated EBITDA2/ to Consolidated Cash Interest Expense.

                        The ratio is calculated on a rolling four quarter basis. The ratio will be calculated giving pro forma effect to any proposed borrowing of indebtedness.

                  (iii) Maximum  ratio  of   Consolidated   Indebtedness   to
                        Adjusted Consolidated EBITDA.

                        Adjusted Consolidated EBITDA is calculated on a rolling four quarter basis. The ratio will be calculated giving pro forma effect to any proposed borrowing of Indebtedness.

                  (iv)  Restrictions on other debt.

                  (v)   Restrictions  against  mergers,  acquisitions,  joint
                        ventures,    partnerships    and   acquisitions   and
                        dispositions of assets.

                  (vi)  Restrictions  on   sale-leaseback   transactions  and
                        lease payments.

                  (vii) No cash dividends.

                  (viii)      Restrictions   on  voluntary   prepayments   of
                        other debt and amendments thereto.

                  (ix) Restrictions on transactions with affiliates and formation of subsidiaries.

                  (x)   Restrictions on investments.

                  (xi) Absence of liens, with customary exceptions to be negotiated.

                  (xii) Adequate insurance coverage.

                  (xiii)      ERISA covenants.

                  (xiv) The   obtaining  of  interest   rate   protection  in
                        amounts and for periods to be determined.

                  (xv)  Restrictions   on   capital    expenditures   to   be
                        negotiated.

                  (xvi) Restrictions  on material  amendments of organization documents.

                  (xvii)      Maintenance of properties.

Representations
and Warranties: The Credit Facilities and related documentation shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction. Although the representations and warranties have not yet been specifically determined, we anticipate that the representations and warranties shall in any event include:

                  (i)   Due organization and authorization.

                  (ii)  Enforceability.

                  (iii) Financial condition.

                  (iv)  Absence of material adverse change.

                  (v)   Good title to all properties.

                      (vi) Absence of material litigation.

                  (vii) Payment of taxes.

                  (viii)      Compliance with all material agreements.

                  (ix)  Compliance with all laws, rules and regulations.

                  (x)   ERISA.

                  (xi)  Environmental.

                  (xii) Perfection   and  priority  of  liens   securing  the
                        Credit Facilities.

                  (xiii)      Full disclosure of all material information.


Events of
Default:          Those  typical  for  these  types  of  facilities  and  any
                  additional   ones   appropriate   in  the  context  of  the
                  proposed transaction, including without limitation:

                  (i)   Failure to make payments when due.

                  (ii)  Defaults  under  other   agreements  or  instruments  of
                        indebtedness in excess of specified amounts.

                  (iii) Noncompliance with covenants.

                  (iv)  Breaches of representations and warranties.

                  (v)   Bankruptcy.

                  (vi)  Judgments in excess of specified amounts.

                  (vii) Invalidity of guaranties.

                  (viii)      Impairment of security interest in collateral.

                  (ix)  Change of control of the Borrower.

Required

Lenders: Lenders holding a majority of the aggregate commitments and/or outstanding Term Loans pursuant to the Credit Facilities.